Exhibit 10.3

[Avalanche Biotechnologies, Inc. letterhead]

August 11, 2015

Hans P. Hull, Esq.

1035 O’Brien Drive

Suite A

Menlo Park, California 94025

Re: Special Interim CEO Compensation

Dear Hans:

Pursuant to your Special Bonus letter, dated July 23, 2015, you were notified of the Special Bonus of $120,000 payable to you within ten (10) business days of the date of commencement of employment of a permanent Chief Executive Officer of Avalanche Biotechnologies, Inc. (the “Company”), subject to your continued employment through such date. The Board of Directors of the Company has modified the payment schedule for your Special Bonus. Subject to your continued employment on the payment dates, you will be paid $10,000 per month, beginning August 15, 2015, up to a maximum of $120,000. In the event a permanent Chief Executive Officer commences employment prior to full payment of the Special Bonus, you will be paid any unpaid portion of the Special Bonus in a lump sum within ten (10) business days of the date of commencement of employment of the permanent Chief Executive Officer.

In addition to the Special Bonus, effective August 15, 2015, the Board of Directors of the Company has determined to increase your annual base salary to $360,000 per year.

We greatly appreciate your services to the Company during this transition time.

Sincerely,

/s/ Mark S. Blumenkranz Mark S. Blumenkranz, M.D. Chairman of the Board